 Exhibit 15.3

Exhibit 15.3 Consent of the Independent Registered Public Accounting Firm Board of Directors Credit Suisse Group AG We consent to the incorporation by reference in the registration statement (No. 333-238458) on Form F-3 and in the registration statements (No. 333-101259, No. 333-208152, and No. 333-217856) on Form S-8 of Credit Suisse Group AG of our report dated March 25, 2020 with respect to the consolidated balance sheet of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2019, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of the Group. KPMG AG /s/ Nicholas Edmonds /s/ Corina Wipfler Nicholas Edmonds Corina Wipfler Licensed Audit Expert Licensed Audit Expert Zurich, Switzerland March 18, 2021